Exhibit 10.6

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OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”) is entered into as of March 27, 2019, among Insurance Capital Group, LLC, a Delaware limited liability company (“ICG”), Diversus, Inc., a Delaware corporation (“Diversus”), Positive Physicians Holdings, Inc., a Pennsylvania corporation (“Positive”), and the additional parties who have executed this Agreement on the signature pages below (such parties, collectively and together with ICG, the “Positive Shareholders”).

WHEREAS, the parties hereto have agreed that, as part of a transaction to convert Positive Physicians Insurance Exchange, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PPIX”), Physician’s Insurance Program Exchange, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PIPE”), and Professional Casualty Association, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PCA”, and collectively with PPIX and PIPE, or each individually as the context requires, the “Exchanges”) from reciprocal to stock form, each of Positive and Diversus shall have the option to cause Positive and Diversus to enter into a merger agreement pursuant to which Diversus will merge with a wholly owned subsidiary of Positive (“Positive Merger Sub”), on the terms and subject to the conditions contained herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I—OPTIONS

Section 1.1. Option to Cause Merger. Each of (a) Positive, and (b) Diversus shall have the option, to be exercised in accordance with Section 1.2, to cause Diversus to merge with Positive Merger Sub (the “Merger”), each shareholder of Diversus (a “Diversus Shareholder”) receiving either cash or shares of common stock of Positive in exchange for such Diversus Shareholder’s shares of Diversus capital stock. The amount of cash or number of shares of common stock of Positive that each Diversus Shareholder shall receive in the merger for each share of Diversus common stock or Diversus preferred stock shall be determined in accordance with Section 1.5.

Section 1.2. Exercise Process. The option described in Section 1.1 may be exercised, if at all, at any time after either (a) March 27, 2021 until the date that is four (4) years and six (6) months following the date hereof, or (b) if earlier than March 27, 2021, the date on which ICG no longer has the right to appoint a majority of the members of the board of directors of Positive. Such option may be exercised by either Positive or Diversus giving an irrevocable written notice (a “Merger Notice”) to the other that the person giving the Merger Notice is exercising its right to cause Positive and Diversus to enter into the Merger by a date to be set forth in such Merger Notice, which date shall not be later than six (6) months following the date of the Merger Notice; provided that the Merger shall have been approved by the Diversus board of directors and approved by the required vote of holders of Diversus capital stock.

Section 1.3. Merger Documents.

(a) Within twenty (20) days following the delivery of a Merger Notice, Positive shall prepare and deliver to Diversus such documentation as shall be reasonably required to accomplish the Merger, including without limitation: (i) the documents necessary to merge Diversus with Positive Merger Sub, including an agreement and plan of merger that provides that in such merger each Diversus Shareholder will receive either cash or the number of shares of Positive common stock as determined in accordance with Section 1.5, (ii) any filings or requests for consent or approval required by the Pennsylvania Insurance Department or any other federal or state court, administrative agency or commission or other governmental authority or instrumentality (collectively “Governmental Agencies”)

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in order to effect the Merger, (iii) a shareholder agreement of Positive to be entered into by ICG; Diversus management, directors and shareholders who participated in the Offering; and the owners of Diversus common stock or preferred stock who have voted to approve the Merger and receive stock of Positive, and (iv) any board or shareholder resolutions required to approve the Merger, in each case, on terms and conditions consistent with the terms of this Agreement (such documentation, the “Merger Documents”). The parties hereto shall negotiate in good faith to agree upon the Merger Documents, which shall contain customary and reasonable terms and conditions, within sixty (60) days following the delivery of a Merger Notice; provided that if the parties cannot agree the form of the Merger Document by such date, then the Merger Notice shall be deemed withdrawn and cancelled.

(b) The Merger Documents shall provide that:

(i) (A) it shall be a condition to the closing of the Merger that provision shall be made for the existing debt of Positive and Diversus and each subsidiary thereof in existence prior to the Merger to remain in place following the Merger without triggering a default or other adverse consequence under the terms of such debt (including, without limitation, the obtaining of consents or waivers from the applicable lenders, as necessary) and neither Positive nor Diversus (nor their respective affiliates or subsidiaries prior to the closing of the Merger) shall be required to guaranty the debt of the other (or its respective affiliates), and (B) if such condition has not been satisfied prior to the deadline for the Merger set forth in the Merger Notice, either Positive or Diversus may terminate the Merger process, in which case the parties shall abandon the Merger, unless Positive and Diversus agree to waive such condition; provided, however, that no person may terminate the Merger process if the applicable condition has not been satisfied as the result of the action or omission of such person;

(ii) In connection with the Merger, each share of Diversus preferred equity and option exercisable for Diversus common stock shall be converted into the right to receive such amount of cash or such number of shares of Positive common stock as if such share of Diversus preferred stock or option had been converted into or exercised for shares of Diversus common stock immediately prior to the effective date of the Merger, and such amount of cash or number of shares shall be issued to the holders of such preferred shares or options at the closing of the Merger in exchange for the surrender or other cancellation of such preferred shares or options; and

(iii) If shares of Diversus capital stock are exchanged for shares of Positive common stock in connection with the Merger and within five years following the closing of the Merger no (A) public offering by selling shareholders of Positive, (B) acquisition of all of the assets or shares of Positive for cash or marketable securities or (C) the acquisition of all of the shares of Positive held by Diversus Shareholders for cash or marketable securities (a “Liquidity Event”) has occurred, the board of Positive will, upon the written request of a majority of the Diversus Shareholders (measured based upon the shares of Positive held by such Diversus Shareholders) take such steps are may be reasonably necessary to cause a Liquidity Event (including, without limitation, the hiring of an investment bank to conduct such a process).

(c) Diversus agrees to reimburse Positive for fifty percent (50%) of the actual costs incurred by Positive in preparing the Merger Documentation.

Section 1.4. Determination of Diversus Fair Market Value.

(a) Upon receipt of a Merger Notice, Positive and Diversus shall negotiate in good faith to determine the fair market value of the common equity of Diversus (the “Diversus Equity FMV”), and if the merger consideration is to be paid in shares of Positive common stock, the fair market value of a share of Positive common stock (the “Positive Share FMV”). If Positive and Diversus cannot

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agree on the Diversus Equity FMV and, if necessary, the Positive Share FMV within thirty (30) days after the delivery of the Merger Notice, then each party shall appoint an appraiser (each, an “Appointed Appraiser”). The Appointed Appraisers shall jointly appoint a third appraiser (the “Neutral Appraiser” and, collectively with each Appointed Appraiser, the “Appraisers”). Each Appraiser shall prepare and deliver to each of Positive and Diversus a preliminary report of the Diversus FMV and, if necessary, the Positive Share FMV, determined in accordance with this Section 1.4 within forty-five (45) days after such Appraiser’s appointment. Within ten (10) days after delivery of such preliminary reports, each of Positive and Diversus shall provide comments on such reports to the applicable Appraiser. The Appraisers shall incorporate any corrections of manifest errors raised by Positive and/or Diversus in such comments and shall incorporate such other comments from Positive and/or Diversus as such Appraisers deem reasonably appropriate. Within fifteen (15) days after the receipt of comments from each of Positive and Diversus, each Appraiser shall deliver its final report of the Diversus Equity FMV and, if necessary, the Positive Share FMV.

(b) The Diversus Equity FMV shall be the arithmetic average of the Diversus Equity FMV as determined by the Neutral Appraiser and the Diversus Equity FMV as determined by the Appointed Appraiser whose value for such company was closest to the Neutral Appraiser’s value; provided, that if the Diversus Equity FMV as determined by the Neutral Appraiser is within five percent (5%) of the arithmetic mean of the Diversus FMVs as determined by the two Appointed Appraisers, then the Diversus Equity FMV shall be the value as determined by the Neutral Appraiser; provided further, that if the Diversus Equity FMV as determined by both Appointed Appraisers is the same, then the Diversus Equity FMV shall be the value as determined by each Appointed Appraiser. The Diversus Equity FMV shall be determined by reference to the total enterprise value of Diversus, as the same would be determined by an informed and willing buyer under no compulsion to purchase, and an informed and willing seller under no compulsion to sell, determined in accordance with the attached Exhibit A, less net indebtedness and all other liabilities, (including all other debt-like obligations and liabilities and preferred equity to the extent not converted in the Merger) and adjusted to take into account normalized working capital needs, in each case, of Diversus and its subsidiaries. For the avoidance of doubt, the Appraisers shall include in their consideration of the Diversus Equity FMV any outstanding borrowings and other obligations of Diversus and its subsidiaries. The Diversus Equity FMV as determined pursuant to this Section 1.4(b) shall be included in the board of directors of Diversus’ consideration in determining whether to approve the Merger.

(c) The Positive Share FMV shall be the arithmetic average of the Positive Share FMV as determined by the Neutral Appraiser and the Positive Share FMV as determined by the Appointed Appraiser whose value for such company was closest to the Neutral Appraiser’s value; provided, that if the Positive Share FMV as determined by the Neutral Appraiser is within five percent (5%) of the arithmetic mean of the Positive Share FMVs as determined by the two Appointed Appraisers, then the Positive Share FMV shall be the value as determined by the Neutral Appraiser; provided further, that if the Positive Share FMV as determined by both Appointed Appraisers is the same, then the Positive Share FMV shall be the value as determined by each Appointed Appraiser. The Positive Share FMV shall be determined by reference to the total enterprise value of Positive, as the same would be determined by an informed and willing buyer under no compulsion to purchase, and an informed and willing seller under no compulsion to sell, determined in accordance with the attached Exhibit A, less net indebtedness and all other liabilities, (including all other debt-like obligations and liabilities) and adjusted to take into account normalized working capital needs, in each case, of Positive and its subsidiaries. For the avoidance of doubt, the Appraisers shall include in their consideration of the Positive Share FMV any outstanding borrowings and other obligations of Positive and its subsidiaries.

(d) The costs of the Appointed Appraiser appointed by the Positive shall be borne by the Positive Shareholders. The costs of the Appointed Appraiser appointed by Diversus shall be borne by the Diversus Shareholders. The costs of the Neutral Appraiser shall be shared equally by the Positive Shareholders, on the one hand, and the Diversus Shareholders, on the other hand.

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(e) If Diversus and Positive are unable to agree upon whether shares of Diversus capital stock will be exchange for cash or shares of Positive common stock in connection with the Merger, then Positive shall have the right to choose, in its sole discretion, whether the merger consideration will be paid in cash or shares of Positive common stock, or a combination thereof.

Section 1.5. Merger Consideration to be Received by Diversus Shareholders. Each Diversus Shareholder shall receive, in the event the merger consideration is to be paid in cash, an amount equal to the product of (i) the Diversus Equity FMV, multiplied by, (ii) a quotient, the numerator of which is the number of shares of Diversus common stock held by such Diversus Shareholder and the denominator of which is the total number of Diversus shares of common stock and common stock equivalents outstanding. In the event that the merger consideration is to be paid in shares of Positive common stock, each Diversus Shareholder shall receive that number of shares of Positive common stock as is equal to the cash consideration that would be paid to such Diversus Shareholder pursuant to the immediately preceding sentence divided by the Positive Share FMV.

Section 1.6. Board and Shareholder Approval.

(a) Following delivery of the Merger Documents and receipt of the determination of the Diversus FMV and the Positive Share FMV, the boards of directors of Positive and Diversus shall review and negotiate the Merger Documents in good faith. When each of Diversus and Positive is reasonably satisfied with the form and substance of such Merger Documents, it will call and hold a meeting of its board of directors to consider and vote on approving the Merger Documents and the terms of the Merger. If approved by both the board of directors of Diversus and the board of directors of Positive, the respective boards of directors of Positive and Diversus shall (i) call a special meeting of their respective shareholders to consider and vote on approving the Merger Documents and the transactions contemplated by the Merger Documents, and (ii) recommend to their respective shareholders that such shareholders vote in favor of approval of the transactions contemplated by the Merger Documents. ICG agrees to cause its representatives on the board of directors of Positive to vote to approve the Merger Documents and the transactions contemplated by the Merger Documents and to vote all shares of voting stock of Positive owned by ICG in favor of approving the transactions contemplated by the Merger Documents.

(b) If approved by the respective boards of directors and shareholders of Positive and Diversus, the closing date of the Merger shall be the earlier of (i) a date which is mutually acceptable to Positive and Diversus and (ii) the deadline set forth in the applicable Merger Notice; provided, however, that such closing shall not occur prior to the date that all consents required from Governmental Agencies have been obtained.

(c) If the merger consideration paid to each Diversus Shareholder for each share of common stock of Diversus (determined on a fully-diluted basis assuming the conversion of all preferred equity into common stock and the exercise of all options for common stock) in connection with the Merger is at least six dollars ($6.00) per share (as adjusted as necessary to take into account any stock splits, dividends or combinations) and the Diversus directors and/or shareholders fail to approve such Merger, Positive shall have the right to terminate this Agreement on written notice to Diversus, following which notice this Agreement shall terminate and be of no further force or effect; provided, that if, at the time which such Merger is considered by the Diversus directors and/or shareholders, Positive or a subsidiary thereof has executed a term sheet for an acquisition which, if consummated, would have the effect of increasing the Diversus Equity FMV, then Diversus may by notice to Positive and ICG, postpone the Merger for up to nine (9) months, in which event the calculation of the Diversus Equity FMV for such Merger shall be performed as of such later date.

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ARTICLE II—ASSIGNMENTS; CHANGE OF OWNERSHIP

Section 2.1. Each of the Positive Shareholders and each of the Diversus Shareholders agrees that such shareholder shall not sell or otherwise assign or transfer any of its shares in Diversus or Positive, as applicable, unless the transferee of such shares agrees in writing to be bound by this Agreement and accepts the assignment of the rights and obligations of such shareholder hereunder.

Section 2.2. No party to this Agreement may assign any of its rights and obligations under this Agreement except in the manner set forth in Section 2.1, without the prior written consent of Positive and Diversus.

ARTICLE III—MISCELLANEOUS

Section 3.1. Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (i) on the date delivered if delivered by hand or by email (provided a hard copy is also delivered pursuant to clause (ii) or (iii)), (ii) on the third (3rd) Business Day after it is mailed if mailed by United States registered or certified mail (return receipt requested) (with postage and other fees prepaid), or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service promising next business day delivery that confirms to the sender delivery to the recipient on such day, as follows:

If to ICG, at:

Insurance Capital Group, LLC

c/o ICG Management, LLC

767 5th Avenue

New York, New York 10153

Attn: Matthew T. Popoli, Craig A. Huff, Jack Sun

Email:mpopoli@insurancecap.com; chuff@reservoircap.com; jsun@insurancecap.com

If to Positive, at:	Positive Physicians Holdings, Inc. 850 Cassatt Road, Suite 220 Berwyn, PA 19312 Attn: Lewis S. Sharps, M.D. Email: lsharpsMD@sharpsmd.com

If to Diversus, at:	Diversus, Inc. 100 Berwyn Park, 850 Cassatt Road, Suite 220, Berwyn, PA 19312 Attn: Gregory Campbell, Chair Email: gcampbell@cdvcapital.com

For all other parties	The addresses below their respective signatures

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Section 3.2. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, or undertakings other than those set forth or referred to herein, with respect to the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

Section 3.3. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby). The state courts of the County of Philadelphia, Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have the exclusive jurisdiction over any and all claims, lawsuits and litigation relating to or arising out of this Agreement, the subject matter hereof or the transactions contemplated hereby. Each party hereto hereby irrevocably (a) submits to the personal jurisdiction of such courts over such party in connection with any litigation, proceeding or other legal action arising out of or in connection with this Agreement, and (b) waives to the fullest extent permitted by law any objection to the venue of any such litigation, proceeding or action which is brought in any such court.

Section 3.4. Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 3.5. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

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IN WITNESS WHEREOF, the parties have caused this Option Agreement to be duly executed and delivered as of the date first above written.

INSURANCE CAPITAL GROUP, LLC
By: ICG Management, LLC, its managing member

By:	/s/ Matthew T. Popoli
Name: Matthew T. Popoli
Title: CEO

DIVERSUS, INC.

By:	/s/ Greg Campbell
Name: Greg Campbell
Title: Chairman

POSITIVE PHYSICIANS HOLDINGS, INC.

By:	/s/ Lewis Sharps, M.D.
Name: Lewis Sharps, M.D.
Title: President

LEWIS SHARPS INDIVIDUAL RETIREMENT ACCOUNT

By:	/s/ Lewis Sharps, M.D.
Name: Lewis Sharps, M.D.

Notice Address:
911 Lafayette Road
Bryn Mawr, Pa., 19010
lsharpsMD@sharpsmd.com

/s/ Lewis Sharps
LEWIS SHARPS (Individually)

Notice Address:
911 Lafayette Road
Bryn Mawr, Pa., 19010
lsharpsMD@sharpsmd.com

[Signature Page to Option Agreement]